EXHIBIT 10.3

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and is the type that the Company treats as private or confidential.

FOURTH AMENDMENT TO THE FIRST AMENDED AND RESTATED PROGRAM AGREEMENT

    THIS FOURTH AMENDMENT TO THE FIRST AMENDED AND RESTATED PROGRAM AGREEMENT (the “Fourth Amendment”) is made to be effective as of August 7, 2026 (the “Effective Date”), by and among Coastal Community Bank, a Washington chartered bank (“Coastal”), and Prosper Marketplace, Inc., a Delaware corporation (“Prosper”). Each of Coastal and Prosper shall also be referenced as a “Party” and collectively as the “Parties.”

RECITALS

    A.     WHEREAS, Coastal and Prosper entered into that First Amended and Restated Program Agreement, dated August 16, 2023, as may be amended or restated from time to time, (the “Program Agreement”), pursuant to which Prosper offers certain branded services to Customers on behalf of Coastal in connection with the marketing and servicing of certain credit card accounts; and

B.    WHEREAS, the Parties now desire to update and amend certain terms of the Program Agreement, pursuant to the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.All Capitalized terms in this Fourth Amendment, which are not otherwise defined herein, shall have the meaning given in the Program Agreement.

2.Amendment to Article 1.

The following definition is hereby added to Article 1 in appropriate alphabetical order.

““Rewards Card” means a Credit Card offered pursuant to the Program that provides cashback, points, rewards or similar incentive benefits pursuant to Rewards Card Agreement in addition to a Card Agreement. For the avoidance of doubt, the Rewards Card constitutes a Credit Card.

“Rewards Card Agreement” means the agreement between Prosper and an applicable Customer governing cashback, points, rewards or similar incentive benefits with respect to the Rewards Card.”

The definition of “Cardholder Agreement” and “Customer Account” in Article 1 are hereby amended and restated as follows:

““Card Agreement” means, any agreement between Coastal and a Customer governing the terms and use of a Customer Account or a Card and all related disclosures as may be required by Applicable Law or deemed necessary by Coastal. For the avoidance of doubt, there shall be a separate Card Agreement for the Rewards Card.

“Customer Account” means an account for a Customer that (i) involves an extension of credit by Coastal to such Customer in connection with a Credit Card and (ii) is held at Coastal pursuant to the Program.”

3.Amendment to Section 7.3(a).

i.As of the Effective Date, Section 7.3(a) of the Program Agreement is hereby amended to provide that Coastal shall maintain at least $100,000,000 of outstanding Retained Principal Receivables on Coastal's balance sheet. Except as set forth in this clause (i), Section 7.3(a) of the Program Agreement shall remain in full force and effect until the Conditions Precedent (as defined below) have been satisfied.

ii.Upon (a) the closing of Prosper's 2026-1 credit card securitization transaction in which Prosper Credit Card 2026-1 Issuer LLC acts as issuer (the "2026-1 Securitization"), and (b) the aggregate outstanding balance of Retained Principal Receivables on Coastal's balance sheet is reduced to at least $150,000,000 following such closing (collectively, the "Conditions Precedent"), Section 7.3(a) of the Program Agreement (as amended by clause (i) above) shall automatically be deleted and replaced in its entirety with the following:

"(a) Coastal Balance Sheet. Coastal shall maintain at least $100,000,000 and up to $275,000,000 (the "Maximum Balance Amount") of outstanding Retained Principal Receivables on Coastal's balance sheet. In the event the outstanding balance of such Receivables meets a threshold amount to be mutually agreed upon by the Parties, but no less than [***], the Parties shall meet and cooperate in good faith to ensure that (i) Coastal will not hold more than the Maximum Balance Amount of outstanding Retained Principal Receivables on its balance sheet and (ii) the Program will not be adversely impacted or restricted. Notwithstanding, in the event the total outstanding balances of Retained Principal Receivables exceeds the Maximum Balance Amount, Coastal may sell, and Prosper shall purchase, such

Receivables in an amount to reduce the amount of such Receivables on Coastal's balance sheet to the Maximum Balance Amount or less; provided that such purchase shall be governed by Schedule 7.3 and the Receivables Sale Agreement."

4.Amendment to Exhibit A. The Program Feature “Credit Cards” in Exhibit A is hereby deleted and replaced with the following Program Feature.

“Credit Cards (including the Rewards Cards).”

5.Rewards Card Agreement. The Parties agree that prior to implementation of the Rewards Card Agreement and prior to any amendment thereof, the form of Rewards Card Agreement shall be subject to Coastal's review and approval in accordance with the procedures applicable to Card Agreements. Prosper shall ensure that the Rewards Card Agreement clearly discloses that the rewards program is offered by Prosper and not by Coastal. In addition, Coastal shall not be a party to the Rewards Card Agreement and shall have no obligations or liabilities arising under the Rewards Card Agreement except to the extent expressly agreed in writing by Coastal. Coastal agrees and acknowledges that Customer Accounts affiliated with Rewards Cards may be included in Coastal Allocations from time to time either (i) as designated pursuant to Section 7.1 or (ii) if an existing Customer Account that is a Coastal Allocation graduates to a Rewards Card. For the avoidance of doubt, Coastal shall bear the economic burden of any reward or statement credit appropriately applied to any Rewards Card that is a Coastal Allocation Customer Account and Prosper shall not reimburse Coastal for such reward or statement credit, otherwise, Prosper shall be solely responsible for all rewards, cashback, administration, redemption obligations, customer disputes and claims arising from the Rewards Card Agreement.

6.Modifications. Any alteration, change, or modification of or to the Program Agreement, as amended by this Fourth Amendment, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party hereto.

7.Counterparts. This Fourth Amendment and any documents required to be executed by the parties hereunder may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument as though all signatures appeared on one document.

8.Remaining Provisions. To the extent that this Fourth Amendment modifies or is inconsistent or conflicts with the Program Agreement, the terms of this Fourth Amendment shall control. All other provisions of the Program Agreement, as amended, shall remain in full force and effect.

9.No Release of Covenants. Nothing in this Fourth Amendment shall be interpreted to release either Party of its rights or obligations under the Program Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Amended and Restated Program Agreement to be effective on the Effective Date written above.

COASTAL COMMUNITY BANK

_/s/ Michael Culp______________
By: Michael Culp
Its: Chief Revenue Officer

PROSPER MARKETPLACE, INC.

_/s/ Usama Ashraf__________________
By: Usama Ashraf
Its: Chief Financial Officer and President